Exhibit 3.156
ARTICLES OF INCORPORATION
OF
THE CITADEL GROUP, INC.
     The undersigned, a natural person of the age of eighteen years or more, actor as, sole incorporator of a corporation under the provisions of the Texas Business Corporation Act (the “Act”), adopts the following Articles of Incorporation.
ARTICLE 1
     The name of the Corporation is The Citadel Group, Inc.
ARTICLE 2
     The period of duration of the Corporation is perpetual.
ARTICLE 3
     The purpose for which the Corporation is organized is the transaction of any or all lawful business.
ARTICLE 4
     The aggregate number of shares of capital stock which the Corporation shall have authority to issue is one hundred thousand (100,000) shares of Common Stock with the par value of one cent ($0.01) per share.
ARTICLE 5
     The Corporation will not commence business until it has received for the issuance of its shares consideration of the value of at least One Thousand Dollars ($1,000 00), consisting of money, labor done or property actually received.
ARTICLE 6
     No shareholder shall have any pre-emptive rights to acquire shares of the Corporation.
ARTICLE 7
     Cumulative voting by the shareholders of the Corporation at any election for Directors is expressly disallowed.
ARTICLE 8
     Any action required by the Act to be taken at any annual or special meeting of shareholders, or any action which may be taken at any annual or special meeting of the shareholders, may be taken without a meeting, without prior notice, and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holder or holders or shares having not less than the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted.

     Every written consent signed by the holders of less than all the shares entitled to vote with respect to the action that is the subject of the consent shall bear the date of signature of each shareholder who signs the consent No written consent signed by the holders of less than all the shares entitled to vote with respect to the action that is the subject of the consent shall be effective to take the action that is the subject of the consent unless within 60 days after the date of the earliest dated consent delivered to the Corporation in the manner required by this Article, a consent or consents signed by the holder or holders of shares having not less than the minimum number of votes that would be necessary to take the action that is the subject of the consent are delivered to the Corporation by delivery to its registered office, registered agent, principal place of business, transfer agent, registrar, exchange agent or an officer or agent of the Corporation having custody of the books in which proceedings of meetings of shareholders are recorded Delivery shall be by hand or certified or registered mail, return receipt requested Delivery to the Corporation’s principal place of business shall be addressed to the president or principal executive officer of the Corporation.
     A telegram, telex, cablegram, or similar transmission by a shareholder, or a photographic, photostatic, facsimile, or similar reproduction of a writing signed by a shareholder, shall be regarded as signed by the shareholder.
     Prompt notice of the taking of any action by shareholders without a meeting by less than unanimous written consent shall be given to those shareholders who did not consent in writing to this action.
ARTICLE 9
     The directors of the Corporation will not be liable to the Corporation or its shareholders for monetary damages for acts or omissions that occur in the directors’ capacity as directors This article does not limit the liability of the directors for acts or omissions for (1) a breach of the duty of loyalty to the Corporation or its shareholders or members, (2) a bad faith breach of a director’s duty to the Corporation, intentional misconduct, or a knowing violation of the law, (3) a transaction from which a director received an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director’s office; or (4) an act or omission for which the liability of a director is expressly provided by an applicable statute. The Corporation shall indemnify every proposed, present or former director, officer, employee or agent of the Corporation, or any person who may have served at its request in a similar capacity against judgments, penalties, fines, settlements and all other costs, expenses or assessments to the fullest extent permitted by law including paying expenses in advance of the final disposition of such matter The indemnification provided herein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any law, bylaw, agreement, vote of stockholders or disinterested directors or otherwise or under any policy or policies of insurance purchased and maintained by the Corporation on behalf of any such director or officer. Any repeal or amendment or this Article 9 shall not diminish the rights of any such directors, officers, employee or agent or the obligations of the Corporation with respect to any claim arising from or related to the services of such person m any of the foregoing capacities prior to any such repeal or amendment.
ARTICLE 10
     The address of the registered office of the Corporation is 1705 Capital of Texas Highway South, Suite 410, Austin, Texas 78746 and the name of the registered Agent of the Corporation at such address is Richard D. Relyea.

ARTICLE 11
     The initial Board of Directors shall consist of one (1) member who shall serve as a director until the first annual meeting of shareholders or until his successor(s) shall have been elected and qualified and whose name and address is as follows:

Name	Address
Franklin A Arnold	6034 West Courtyard Drive
Suite 150 Austin, Texas 78730
ARTICLE 12
     The name and address of the incorporator of the Corporation is as follows:

Name	Address
Franklin A Arnold	6034 West Courtyard Drive
Suite 150
Austin, Texas 78730
     IN WITNESS WHEREOF, I have hereunto set my hand as of this 8th day of November, 1995.

/s/ Franklin A. Arnold

Franklin A Arnold
STATE OF TEXAS           §
COUNTY OF TRAVIS           §
     I, a Notary Public, do hereby certify that on this 8th day of November, 1995, personally appeared before me Franklin A. Arnold, who being by me first duly sworn, declared that he is the person who signed the foregoing document as incorporator, and that the statements therein contained are true

/s/ Laura K. Fenton

Notary Public Signature